Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:

Media: Donald Von Hagen - 336-436-8263

Media@labcorp.com

Investors: Scott Frommer - 336-436-5076

Investor@labcorp.com

LabCorp Enters into Definitive Agreement to Sell Covance Food Solutions to Eurofins for $670 Million

Transaction reflects LabCorp’s mission to improve health and improve lives, and Eurofins’ commitment to be a scientific leader in laboratory services for the food supply industry

Burlington, NC, April 30, 2018 – LabCorp® (NYSE: LH), a leading global life sciences company, announced today that it has entered into a definitive agreement under which Eurofins Scientific (EUFI.PA), a global group of laboratories active in food, environment and pharma product testing, will acquire the Covance Food Solutions business from LabCorp for an all-cash purchase price of $670 million. Covance Food Solutions is a global provider of innovative product design and product integrity services for end-user segments that span the global food supply chain, with an integrated network of facilities across the United States, United Kingdom and Singapore. For the twelve months ending December 31, 2017, Covance Food Solutions recorded pro-forma revenue of approximately $150 million.

Since LabCorp’s acquisition of Covance in 2015, Covance Food Solutions has increased its technical capabilities, broadened its geographic scope, and enriched its suite of customer-focused solutions for the global food, beverage, dietary supplement and agricultural industries. Covance Food Solutions is very complementary to Eurofins’ existing geographic presence and portfolio of services.

“Covance Food Solutions is a great business and has benefitted substantially from its ownership by Covance and then LabCorp,” said David P. King, chairman and chief executive officer of LabCorp. “Over the three years LabCorp has owned Covance, it has become clear that the greatest opportunities for us to create lasting value come from the core lab business, the Contract Research Organization, and the enterprise-wide combination that is beyond lab and beyond CRO. The sale of Covance Food Solutions to Eurofins allows us to focus on our core mission of improving health and improving lives, and at the same time better positions Covance Food Solutions to serve the global food supply industry.”

“Covance Food Solutions has a strong track record of success offering tailored testing and product design solutions for the food industry and enjoys outstanding credibility with its customers. This, combined with complementary service offerings and geographic footprint, made it an ideal fit with Eurofins’ existing offerings and supports our mission to deliver the most innovative and highest quality food testing and development services in the world,” said Eurofins’ chief executive officer, Gilles Martin.

The transaction is expected to close in the third quarter of 2018, subject to customary closing conditions and regulatory approvals, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Further terms of the transaction were not disclosed.

Wells Fargo Securities is serving as exclusive financial adviser to LabCorp. Hogan Lovells and Kelley Drye are serving as LabCorp’s legal counsel.

About LabCorp

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of more than $10 billion for 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com

This press release contains forward-looking statements about the Company’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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